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                                                                  Exhibit (5)(c)

                           COMPASS CAPITAL FUNDS/SM/

              Addendum No. 1 to the Investment Advisory Agreement

          This Addendum dated as of the ____ day of ___________, 1996 is entered into by and between COMPASS CAPITAL FUNDS, a Massachusetts business trust (the "Fund"), and PNC ASSET MANAGEMENT GROUP, INC., a Delaware corporation (the "Adviser").

          WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of January 4, 1996 (the "Advisory Agreement") pursuant to which the Fund appointed the Adviser to act as investment adviser to certain investment portfolios of the Fund;

          WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as investment adviser under the Advisory Agreement, the Fund shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall so notify the Fund in writing; and

          WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Fund has notified the Adviser that it is establishing the Mid-Cap Value Equity and Mid-Cap Growth Equity Portfolios (the "Portfolios"), and that it desires to retain the Adviser to act as the investment adviser therefor, and the Adviser has notified the Fund that it is willing to serve as investment adviser to the Portfolios;

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   Appointment.  The Trust hereby appoints the Adviser to act as
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               investment adviser to the Portfolios for the period and on the terms set forth in the Advisory Agreement. The Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement with respect to the Portfolios for the compensation herein provided.

          2.   Compensation.  For the services provided and the expenses assumed
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               pursuant to the Advisory Agreement, the Fund will pay the
               Adviser, and the Adviser will accept as full compensation therefor from the Fund, a fee at the following annual rates with respect to each of the Mid-Cap Value Equity and Mid-Cap Growth Equity Portfolios (considered separately on a Portfolio-by-Portfolio basis):

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               .55% of the first $1 billion of each Portfolio's average daily net assets, .50% of the next $1 billion of each Portfolio's average daily net assets, .475% of the next $1 billion of each Portfolio's average daily net assets and .45% of the average daily net assets of each Portfolio in excess of $3 billion. Such fee as is attributable to each respective Portfolio shall be a separate charge to such Portfolio and shall be the several (an neither joint nor joint and several) obligation of such Portfolio.

          3.   Capitalized Terms.  From and after the date hereof, the term
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               "Portfolios") as used in the Advisory Agreement shall be deemed to include the Mid-Cap Value Equity and Mid-Cap Growth Equity Portfolios.

          4.   Miscellaneous.  Except to the extent supplemented hereby, the
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               Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby. Without limiting the generality of the foregoing, it is understood that the Adviser may employ one or more sub-advisers for the Portfolios pursuant to Section 2 of the Advisory Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 1 to the Advisory Agreement to be executed by their officers designated below as of the day and year first above written.

Attest:                             COMPASS CAPITAL FUNDS



[SEAL]                              By:________________________
                                  its:



                                    PNC ASSET MANAGEMENT
                                    GROUP, INC.


[SEAL]                              By:________________________
                                  its:

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